FOR IMMEDIATE RELEASE

Company Contact:	Media Contact:	Investor Relations Contact:
Robert R. Schiller	Michael Fox	James R. Palczynski
President & Chief Operating Officer	President, Corporate Communications	Principal
Armor Holdings, Inc.	Integrated Corporate Relations, Inc.	Integrated Corporate Relations, Inc.
904.741.5400	203.682.8218	203.682.8229
www.armorholdings.com	mfox@icrinc.com	jp@icrinc.com

ARMOR HOLDINGS, INC. STOCKHOLDERS ADOPT

AGREEMENT AND PLAN OF MERGER

Jacksonville, Fla. – July 25, 2007 – Armor Holdings, Inc. (NYSE: AH), a leading manufacturer and distributor of military vehicles, vehicle armor systems and life safety and survivability systems serving military, law enforcement, homeland security and commercial markets, announced today that the stockholders of Armor Holdings, Inc. (“Armor”) voted to adopt the Agreement and Plan of Merger, dated as of May 7, 2007 among BAE Systems, Inc., Jaguar Acquisitions Sub Inc., and Armor (the “Merger Agreement”). Approximately 71% of the total number of shares of Armor’s common stock outstanding and entitled to vote approved the merger.

The proposed merger was announced on May 7, 2007 and is expected to close on or about July 31, 2007, pending the satisfaction or waiver of all the closing conditions set forth in the Merger Agreement. Under the terms of the Merger Agreement, the Company’s stockholders will receive $88.00 per share of common stock in cash, without interest.

About Armor Holdings, Inc.

Armor Holdings, Inc. (NYSE:AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at www.armorholdings.com.

Forward-looking Statements

Information in this Report may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. Armor may use words such as ‘‘anticipates,’’ ‘‘believes,’’ ‘‘plans,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘future,’’ and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties are described in Armor’s filings with the Securities and Exchange Commission, including Armor’s Registration Statement on Form S-3, its 2006 Form 10-K and amendments thereto and most recently filed Forms 8-K and 10-Q. All forward-looking statements included in this Report are based upon information available to Armor as of the date of this Report, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. Numerous factors could cause or contribute to such risks and uncertainties. Such factors include risks and uncertainties specific to the proposed transaction, including but not limited to adverse effects on the market price of the Armor’s common stock and on Armor’s operating results because of failure to complete the proposed transaction (due to failure to satisfy all of the conditions to the proposed transaction).

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13386 International Parkway Jacksonville, FL 32218 Tel: 904.741.5400 Fax: 904-741-5403